Exhibit 99.1

          CARDIODYNAMICS REPORTS FOURTH QUARTER AND FISCAL 2006 RESULTS

                  THIRD SEQUENTIAL QUARTER OF REVENUE GROWTH

    SAN DIEGO, Feb. 8 /PRNewswire-FirstCall/ -- CardioDynamics (Nasdaq: CDIC), the innovator and leader of Impedance Cardiography (ICG) technology, today announced its financial and operating results for the fourth quarter and full fiscal year 2006. Fourth quarter highlights include the Company's third sequential quarter of revenue growth, 11% growth in recurring sensor revenue over fourth quarter 2005, 15% improvement in operating loss compared to fourth quarter 2005 and publication of the CONTROL cost-effectiveness data in the American Heart Hospital journal.

    2006 Fourth Quarter and Year-End Results:

    Net sales for the fourth quarter fiscal 2006 were $8.3 million, an increase of 6% over the $7.9 million reported in third quarter 2006, but a decrease of 9% from net sales of $9.2 million for the same quarter last year. Fiscal 2006 sales were $30.4 million, a decrease of 18% from sales of $37.0 million reported for fiscal 2005. The sales decline in 2006 was primarily due to the effects of the Centers for Medicare and Medicaid (CMS) policy clarification, which reduced use of the Company's ICG technology on hypertensive patients.

    In the fourth quarter 2006, CardioDynamics reported a net loss of $1.5 million, or $0.03 per diluted share, compared with a net loss of $13.1 million, or $0.27 per diluted share, reported in the fourth quarter 2005. Excluding non-cash accounting charges of $434,000 associated with the Company's convertible note, fourth quarter 2006 net loss was $1.0 million or $0.02 per diluted share. Net loss for the full year 2006 was $6.7 million, or $0.14 per diluted share, compared with a net loss of $14.9 million, or $0.31 per diluted share, for the same period in 2005. Excluding a non-cash net benefit of $794,000 associated with the Company's convertible note, the net loss for 2006 was $7.5 million or $0.15 per diluted share. The significant fluctuation between 2005 and 2006 is due largely to a valuation allowance related to the Company's deferred tax assets of $12.7 million which was established in the fourth quarter of 2005 as a result of the tax losses incurred in 2005.

    In the fourth quarter of 2006, CardioDynamics reported a loss from operations of $870,000, an improvement of 15% compared with a loss from operations of $1.0 million in the fourth quarter of 2005. Operating loss for the full year 2006 was $6.9 million compared with a loss from operations of $3.8 million for the same period in 2005. The operating loss for the fourth quarter 2006 and full year was primarily the result of lower net sales and gross margin in the ICG business, partially offset by reduced operating expenses compared with the same periods in 2005.

    The Company reported a cash, cash equivalents and short-term investments balance of $4.7 million, up from $3.6 million at the end of 2005. Operating cash use for the fourth quarter of 2006 was $334,000 compared with positive operating cash flow of $57,000 in fourth quarter 2005. For the year, the Company used $2.0 million of cash from operations compared with $138,000 in 2005.

    Operating Highlights:

    ICG devices sold during fourth quarter 2006 totaled 197, including
126 BioZ monitors, 40 ICG modules and 31 Medis ICG monitors. The number of ICG systems and modules sold to date now totals over 7,000, up 13% over fourth quarter 2005. As of November 30, 2006, the Company employed 58 field sales associates, including 31 U.S. territory managers and 19 clinical application specialists compared with 74 field associates at the end of 2005.

    Combined ICG and electrocardiograph (ECG) sensor revenue for fourth quarter 2006 was $4.1 million, representing 50% of total net sales, up 11% or $432,000 from $3.7 million in 2005. During fourth quarter 2006, Vermed contributed $2.6 million to consolidated net sales, an increase of 19% from $2.2 million in 2005. ICG sensor revenue for fourth quarter 2006 was $1.5 million or 27% of total ICG net sales. In fiscal 2006, combined ICG and ECG sensor revenue was $16.8 million, an increase of 5% from $16.0 million in fiscal 2005.

    Consolidated gross margin as a percentage of net sales for the fourth quarter of 2006 was 51%; gross margin for the ICG business was 59% and was 36% for the ECG business. This compares to 50% consolidated gross margin for the same quarter last year, with 57% for the ICG business and 27% for the ECG business. The slight increase in overall gross margin during fourth quarter 2006 was largely a result of higher average ICG equipment sales prices and improved operating efficiencies on higher revenues in the ECG segment. For the full year of 2006, consolidated gross margin was 52% of net sales, with 62% generated in the ICG business and 35% in the ECG business. These compare with consolidated gross margin of 58% of net sales in 2005 with 65% for the ICG business and 39% for the ECG business.

    Operating expenses for fourth quarter 2006 decreased 8% to $5.2 million compared to $5.6 million for the same quarter in 2005. The decrease was largely due to a 16% decrease in selling and marketing expenses primarily as a result of realignment of the sales force into four regions and an overall decrease in the number of sales and marketing personnel. The Company also experienced a 9% decrease in research and development spending compared to fourth quarter 2005 principally associated with the completion of phase II of the BioZ Dx ICG/ECG monitor, a co-developed product with Philips Medical Systems. These reductions were partially offset by a 25% increase in general and administrative expenses, the majority of which are audit fees related to Sarbanes-Oxley compliance. For the fiscal year of 2006, operating expenses decreased 10% to $22.9 million compared with $25.3 million for fiscal year 2005.

    CEO Comments and Outlook:

    Michael K. Perry, CardioDynamics' Chief Executive Officer, commented, "Although 2006 was a challenging year, it was our strongest year for clinical publications highlighting the importance and cost-effectiveness of ICG in the treatment of patients and was a year of building a foundation for future growth. We were pleased to stabilize the business and complete the year with our third sequential quarter of revenue improvement."

    Perry added, "We enter 2007 with a number of potential business catalysts. We will launch our landmark PREVENT-HF clinical trial, which will be conducted by many of the world's leading heart failure specialists and is one of the largest trials ever undertaken in the device-based management of heart failure. Additionally, we are planning for an active year of product development and product releases. We have submitted our FDA 510(k) application for the next release of our BioZ Dx device, which will include the proprietary BioZ Score being used in PREVENT-HF and the capability to interface with electronic medical record (EMR) systems. At the beginning of 2007, we launched our BioZ Automated Process (BAP) nationally, which is already demonstrating significant improvement in the integration of BioZ technology into the physician office workflow. We intend to continue to make investments in our direct sales and clinical teams to drive customer satisfaction, as well as growth in our capital and sensor businesses."

    Fiscal 2006 Highlights and Accomplishments:

    *  Clinical Study Publications:

       - Publication of the Company's 11-center, randomized CONTROL study in the leading high blood pressure journal, Hypertension, demonstrating that use of BioZ ICG in mild-to-moderate hypertensive patients was more than two times better than standard care.

       - Publication of the CONTROL cost-effectiveness study in the American Heart Hospital journal demonstrating that use of ICG was cost-effective in both the short and long-term when compared to standard care treatment of patients with uncontrolled hypertension.

       - Publication of Cleveland Clinic's ED-IMPACT trial in Academic Emergency Medicine demonstrating a 13% diagnosis change and 39% treatment change in shortness of breath patients when physicians used BioZ data after initial assessment.

       - Publication of the PREDICT trial in the Journal of the American College of Cardiology (JACC) demonstrating that when compared to standard assessment tools, ICG was the most powerful predictor of short-term heart failure hospitalization or death.

    * Product Releases: Market introduction of the proprietary BioZ AdvaSense(TM) cable/sensor, an advanced, proprietary ICG sensing system, which ensures data integrity for users and further protects the Company's recurring revenue stream.

    * Contracts: Awarded a three-year, multi-source contract with Premier Purchasing Partners, L.P., the group purchasing division of Premier, Inc., for non-invasive cardiology equipment. CardioDynamics was the only supplier awarded in the sub-category of ICG equipment.

    * Agreements: Original Equipment Manufacturer (OEM) Agreement with Mindray, China's leading patient monitoring manufacturer, to integrate the Company's ICG technology into Mindray's patient monitoring modules and systems.

    * Financing: Completion of $5.25 million convertible debt financing to the Company's largest institutional shareholder.

    * Election of New Directors: Election of Jay A. Warren, an accomplished medical device industry executive to the Board of Directors.

    * Awards and Recognition: Ranking of 38th for an 89%, 5-year growth in the 2006 Deloitte & Touche Technology Fast 50, a ranking of the 50 fastest growing technology companies in San Diego/Orange County.

    Conference Call and Webcast Information:

    Michael K. Perry, Chief Executive Officer, and Steve P. Loomis, Chief Financial Officer, will host a summary of CardioDynamics' fourth quarter results and outlook for 2007 in a conference call today at 4:30 PM (EST). To access the conference call, dial 800-346-7359 (Code 89965). International participants can call 973-528-0008 (Code 89965). A replay of the call will be available for 30 days following the call at 800-332-6854 (Code 89965). The international replay number is 973-528-0005 (Code 89965). The Internet webcast can be accessed at http://phx.corporate-ir.net/playerlink.zhtml?c=86923&s=wm&e=1458888 or can be accessed through the Investors section (Investor Overview) of the Company's website at www.cdic.com.

    About CardioDynamics:

    CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of breakthrough medical technology called Impedance Cardiography (ICG). The Company develops, manufactures and markets noninvasive ICG products and medical device electrodes. The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women -- cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company's Web site at www.cdic.com.

    Forward-Looking (Safe Harbor) Statement:

    Except for the historical and factual information contained herein, this press release contains forward-looking statements, such as future product introductions, potential sales growth and penetration rates, presentation or publication of clinical studies, the accuracy of which is necessarily subject to uncertainties and risks including the Company's primary dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2005 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.

    Unaudited Results:

    The results reported in this press release are unaudited and remain subject to completion of the annual financial audit by the Company's independent registered public accounting firm and are therefore subject to adjustments as result of such audit.

                    CardioDynamics International Corporation

                 In thousands, except per share data (unaudited)

                               Three Months Ended       Fiscal Year Ended
                                   November 30             November 30
Consolidated Operational      ---------------------   ---------------------
Results                          2006        2005        2006        2005
--------------------------    ---------   ---------   ---------   ---------
Net Sales                     $   8,325   $   9,187   $  30,432   $  37,005
Cost of Sales                     4,043       4,594      14,423      15,518
Gross Margin                      4,282       4,593      15,919      21,487
Research and Development            555         610       2,222       2,487
Selling and Marketing             3,315       3,954      15,255      17,981
General and Administrative        1,153         923       4,868       4,387
Amortization of Intangible
 Assets                             129         123         506         464
Loss from Operations               (870)     (1,017)     (6,932)     (3,832)
Other Income (Expense), net        (518)         47         450         (55)
Loss before Income Taxes         (1,388)       (970)     (6,482)     (3,887)
Income Tax Provision                (60)    (12,155)       (174)    (11,003)
Minority Interest                   (19)        (20)        (38)        (55)
Net Loss                      $  (1,467)  $ (13,145)  $  (6,694)  $ (14,945)
Net Loss per Common Share,
  - Basic and Diluted         $   (0.03)  $   (0.27)  $   (0.14)  $   (0.31)
Weighted-Average Number of
 Shares Used in Per Share
 Calculation:
  - Basic and Diluted            48,831      48,803      48,819      48,787

Selected Consolidated Balance      November 30   November 30
Sheet Data                             2006          2005         Change
--------------------------------   -----------   -----------   -----------
Cash, Equivalents and Short-term
 Investments                       $     4,729   $     3,615            31%
Accounts Receivable, Net                 5,520         7,359           (25)%
Inventory, Net                           4,239         5,379           (21)%
Current Assets                          15,517        18,203           (15)%
Long-term Assets                        20,871        21,795            (4)%
Total Assets                            36,388        39,998            (9)%
Current Liabilities                      5,884         7,217           (18)%
Long-term Liabilities                    4,796         2,777            73%
Total Liabilities                       10,680         9,994             7%
Minority Interest                          375           241            56%
Shareholders' Equity                    25,333        29,763           (15)%

SOURCE  CardioDynamics
    -0-                             02/08/2007
    /CONTACT: Rhonda F. Rhyne, President of CardioDynamics, +1-800-778-4825, Ext. 1013/
    /Web site:  http://www.cdic.com /
    (CDIC)